Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

G1 Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	1,096,553(2)	$4.47(13)	$4,901,591.91	$0.0000927	$454.38

Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	180,100(3)	$4.47(13)	$805,047	$0.0000927	$74.63

Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	48,600(4)	$2.30	$111,780	$0.0000927	$10.36

Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	56,400(5)	$2.21	$124,644	$0.0000927	$11.55

Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	50,200(6)	$1.68	$84,336	$0.0000927	$7.82

Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	153,900(7)	$4.97	$764,883	$0.0000927	$70.90

Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	10,800(8)	$0.34	$3,672	$0.0000927	$0.34

Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	692,300(9)	$4.47(13)	$3,094,581	$0.0000927	$286.87

Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	56,300(10)	$5.26	$296,138	$0.0000927	$27.45

Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	1,400(11)	$0.11	$154	$0.0000927	$0.01

Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	300,000(12)	$14.03(14)	$4,209,000	$0.0000927	$390.17

Total Offering Amount					$14,395,826.91		$1,334.48

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$1,334.48

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock, par value $0.0001 per share (“Common Stock”), of G1 Therapeutics, Inc. (the “Registrant”), which may be subject to grant or otherwise issuable after the operation of any anti-dilution and other provisions of the Registrant’s Amended and Restated 2017 Employee, Director and Consultant Equity Incentive Plan (the “2017 Plan”), the Registrant’s 2021 Sales Force Inducement Equity Incentive Plan (the “2021 Sales Force Plan”), the Registrant’s Amended and Restated 2021 Inducement Equity Incentive Plan (the “2021 Inducement Plan”), or the non-qualified option agreement between the Registrant and Mr. Andrew Perry.

(2)

Represents an increase of 1,096,553 shares of Common Stock of the Registrant authorized for issuance for compensatory purposes only, as previously authorized under the 2017 Plan as of January 1, 2022, in connection with an “evergreen” provision in the 2017 Plan.

(3)	Represents 180,100 shares of Common Stock of the Registrant reserved for issuance under the 2021 Sales Force Plan.

(4)

Represents 48,600 shares of Common Stock of the Registrant reserved for future issuance upon the exercise of outstanding options previously granted under the 2021 Sales Force Plan, with a weighted average exercise price of $2.30 per share.

(5)

Represents 56,400 shares of Common Stock of the Registrant reserved for future issuance upon the exercise of outstanding options previously granted under the 2021 Sales Force Plan, with a weighted average exercise price of $2.21 per share.

(6)

Represents 50,200 shares of Common Stock of the Registrant reserved for future issuance upon the exercise of outstanding options previously granted under the 2021 Sales Force Plan, with a weighted average exercise price of $1.68 per share.

(7)

Represents 153,900 shares of Common Stock of the Registrant reserved for future issuance upon the exercise of outstanding options previously granted under the 2021 Sales Force Plan, with a weighted average exercise price of $4.97 per share.

(8)

Represents 10,800 shares of Common Stock of the Registrant reserved for future issuance upon the exercise of outstanding options previously granted under the 2021 Sales Force Plan, with a weighted average exercise price of $0.34 per share.

(9)	Represents 692,300 shares of Common Stock of the Registrant reserved for issuance under the 2021 Inducement Plan.

(10)

Represents 56,300 shares of Common Stock of the Registrant reserved for future issuance upon the exercise of outstanding options previously granted under the 2021 Inducement Plan, with a weighted average exercise price of $5.26 per share.

(11)

Represents 1,400 shares of Common Stock of the Registrant reserved for future issuance upon the exercise of outstanding options previously granted under the 2021 Inducement Plan, with a weighted average exercise price of $0.11 per share

(12)

Represents shares of Common Stock of the Registrant issuable upon exercise of a non-qualified stock option granted to Mr. Andrew Perry, the Chief Commercial Officer of the Registrant, on August 16, 2021.

(13)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based on the average of the high and the low price of the Registrant’s Common Stock as reported on The Nasdaq Global Select Market as of a date (June 21, 2022) within five business days prior to filing this Registration Statement.

(14)	The offering price per share is based on $14.03, which is the per share exercise price of the option.